Exhibit f.17

EXECUTION COPY

AMENDED AND RESTATED

NOTE PURCHASE AGREEMENT

among

HERCULES FUNDING TRUST I,

as Issuer

HERCULES FUNDING I LLC,

as Depositor

HERCULES TECHNOLOGY GROWTH CAPITAL, INC.,

as Originator

THE FINANCIAL INSTITUTIONS PARTY HERETO,

as the Conduit Purchasers,

THE FINANCIAL INSTITUTIONS PARTY HERETO,

as the Committed Purchasers,

and

CITIGROUP GLOBAL MARKETS REALTY CORP.

as the Administrative Agent,

Dated as of May 2, 2007

ASSET BACKED NOTES

i

TABLE OF CONTENTS

(continued)

ii

AMENDED AND RESTATED NOTE PURCHASE AGREEMENT

AMENDED AND RESTATED NOTE PURCHASE AGREEMENT dated as of May 2, 2007 (as amended, supplemented and otherwise modified from time to time, the “Note Purchase Agreement”), among Hercules Funding Trust I (together with any successors and assigns in such capacity, the “Issuer”), Hercules Funding I LLC (together with any successors and assigns in such capacity, the “Depositor”), Hercules Technology Growth Capital, Inc. (“Hercules”), the persons from time to time party hereto as conduit purchasers (collectively, the “Conduit Purchasers”), the financial institutions from time to time party hereto as committed purchasers (collectively, the “Committed Purchasers”), and Citigroup Global Markets Realty Corp. (“Citigroup”), in its capacity as administrative agent (together with any successors and assigns in such capacity, the “Administrative Agent”) for each Purchaser (as defined herein), amending and restating the note purchase agreement dated August 1, 2005 between the Issuer, the Depositor, Hercules and Citigroup.

PRELIMINARY STATEMENTS

WHEREAS, contemporaneously with the execution and delivery of this Note Purchase Agreement, the Issuer, the Depositor, Hercules, Citigroup, as a noteholder and as administrative agent, U.S. Bank National Association, as the indenture trustee (together with any successors and assigns in such capacity, the “Indenture Trustee”), as the paying agent (together with any successors and assigns in such capacity, the “Paying Agent”) and as the collateral custodian (together with any successors and assigns in such capacity, the “Collateral Custodian”), Deutsche Bank AG, New York Branch, as a noteholder and Lyon Financial Services, Inc. d/b/a U.S. Bank Portfolio Services, as the backup servicer (together with any successors and assigns in such capacity, the “Backup Servicer”) are entering into the Amended and Restated Sale and Servicing Agreement, dated as of the date hereof (as further amended, restated or modified from time to time, the “Sale and Servicing Agreement”);

WHEREAS, each Committed Purchaser and Conduit Purchaser has appointed Citigroup as the Administrative Agent to act on its behalf under this Note Purchase Agreement, and the other Basic Documents; and

NOW, THEREFORE, in consideration of the mutual covenants and obligations contained herein and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereof, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01. Certain Defined Terms. Capitalized terms used herein without definition shall have the meanings set forth in the Indenture and the Sale and Servicing Agreement (as defined below). Additionally, the following terms shall have the following meanings:

“Amendment Date” means May 2, 2007.

“Closing Date” means August 1, 2005.

“Commercial Paper Note” means a promissory note of a Conduit Purchaser (or, if applicable, of a commercial paper conduit through which such Conduit Purchaser funds its investments).

“Commitment” means, for each Committed Purchaser, such Committed Purchaser’s obligation to make Borrowings to the Issuer hereunder, in an aggregate amount not exceeding the amount set forth opposite such Committed Purchaser’s name on Schedule II hereto.

“Commitment Fees” shall have the meanings provided in each Fee Letter.

“Committed Purchaser” means each of the Persons identified on Schedule II hereto as a “Committed Purchaser”.

“Conduit Purchaser” means each of the Persons identified on Schedule II hereto as a “Conduit Purchaser”.

“Confidential Information” means all marketing information, financial information, terms sheets and other information concerning the transactions contemplated thereby, prepared by any Purchaser or its Affiliates.

“DB Cost of Funds” means, for any Borrowing or portion thereof, a rate per annum equal to the rate per annum calculated by the DB Managing Agent (or its related Conduit Purchaser) to reflect the cost of funding the related Borrowing or such portion, taking into account the weighted daily average interest rate payable in respect of its Commercial Paper Notes during such period (determined in the case of discount Commercial Paper Notes by converting the discount to an interest bearing equivalent rate per annum), applicable placement fees and commissions, and such other costs and expenses as the DB Managing Agent (or its related Conduit Purchaser) in good faith deems appropriate.

“DB Fee Letter” means the fee letter dated as of the date hereof between Hercules and Deutsche Bank AG, New York Branch, as amended, supplemented, modified restated or replaced from time to time.

“DB Managing Agent” means Deutsche Bank AG, New York Branch.

“DB Ownership Group” shall have the meaning set forth in Schedule II hereto.

“Extension Request” shall have the meaning set forth in Section 2.03.

“Extension Period” shall have the meaning set forth in Section 2.03.

“Governmental Actions” means any and all consents, approvals, permits, orders, authorizations, waivers, exceptions, variances, exemptions or licenses of, or registrations, declarations or filings with, any Governmental Authority required under any Governmental Rules.

“Governmental Rules” means any and all laws, statutes, codes, rules, regulations, ordinances, orders, writs, decrees and injunctions, of any Governmental Authority and any and all legally binding conditions, standards, prohibitions, requirements and judgments of any Governmental Authority.

“Group Noteholder” means each Noteholder identified on Schedule II hereto as a “Group Noteholder” with respect to an Ownership Group, together with such Noteholder’s successors and assigns.

“Indemnified Party” means any Purchaser, the Administrative Agent, the DB Managing Agent and any of their respective officers, directors, employees, agents, representatives, assignees and Affiliates and any Person who controls any Purchaser or the Administrative Agent or any of their respective Affiliates within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act.

“LIBOR Margin” shall have the meaning set forth in Schedule III hereto.

“Nonutilization Fee” shall have the meaning set forth in Schedule III hereto.

“Ownership Group” means, in the case of any Group Noteholder, the group consisting of such Group Noteholder (which for the DB Ownership Group shall be the DB Managing Agent) and one or more related Conduit Purchasers (except with respect to the Citigroup Group Noteholder) and one or more related Committed Purchasers.

“Pro Rata Share” means, as of any date of determination with respect to any Ownership Group, a fraction, the numerator of which is the sum of the Commitments of such Ownership Group’s Committed Purchasers at such time and the denominator of which is the sum of the Commitments of all Committed Purchasers in all Ownership Groups at such time.

“Purchasers” means each Conduit Purchaser and each Committed Purchaser.

“Required Opinions” means one reliance letter from Pepper Hamilton LLP regarding four opinions, one security interest opinion from Pepper Hamilton LLP, one reliance letter from Nixon Peabody LLP, one reliance letter from Lyon Financial Services, Inc., d/b/a U.S. Bank Portfolio Services, three bring-down letters or opinions from Winston & Strawn LLP and one bring-down letter or opinion from Venable LLP, all dated as of the Amendment Date and addressed to each Group Noteholder and in form and substance acceptable to each Group Noteholder.

SECTION 1.02. Other Definitional Provisions.

(a) All terms defined in this Note Purchase Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.

(b) As used herein and in any certificate or other document made or delivered pursuant hereto or thereto, accounting terms not defined in Section 1.01, and accounting terms partially defined in Section 1.01 to the extent not defined, shall have the respective meanings given to them under generally accepted accounting principles. To the extent that the definitions of accounting terms herein are inconsistent with the meanings of such terms under generally accepted accounting principles, the definitions contained herein shall control.

(c) The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Note Purchase Agreement shall refer to this Note Purchase Agreement as a whole and not to any particular provision of this Note Purchase Agreement; and Section, subsection, Schedule and Exhibit references contained in this Note Purchase Agreement are references to Sections, subsections, and Exhibits in or to this Note Purchase Agreement unless otherwise specified.

ARTICLE II

ADVANCES OF BORROWINGS

SECTION 2.01. Purchase of Notes. Subject to the terms and conditions set forth in this Note Purchase Agreement and the other Basic Documents, (i) the Issuer agrees to sell, transfer and deliver to each Group Noteholder and (ii) each Group Noteholder agrees to purchase on behalf of the Purchasers in its Ownership Group from the Issuer, on the Amendment Date, a Note in a face amount set forth opposite such Group Noteholder’s name on Schedule II.

SECTION 2.02. Requests for Advances of Borrowings. (a) At any time during the Revolving Period, no later than 12:00 p.m. New York time at least two Business Days prior to a proposed Borrowing Date, and subject to the terms and conditions hereof and in accordance with the other Basic Documents, the Servicer on behalf of the Issuer may deliver a Borrowing Notice to each Group Noteholder and the Administrative Agent requesting the related Conduit Purchaser (or in the case of the Citigroup Group Noteholder, the Committed Purchaser) to advance additional Borrowings in an amount up to each Conduit Purchaser’s (or in the case of the Citigroup Group Noteholder, the Committed Purchaser’s) Pro Rata Share of the Availability as of the proposed Borrowing Date. Subject to the foregoing, prior to June 30, 2007, all permitted Borrowings shall be funded by the DB Ownership Group until the Note Principal Balance of the Note held by Purchasers in the DB Ownership Group equals 40% of the Note Principal Balance of all Notes. If on June 30, 2007 the Note Principal Balance of the Note held in the DB Ownership Group is less than 40% of the Note Principal Balance of all Notes, Citigroup shall sell at par to either the Committed Purchaser or the Conduit Purchaser in the DB Ownership Group (as selected by the DB Managing Agent) a portion of the Note Principal Balance held by Citigroup in an amount equal to the amount that would cause the Note Principal Balance of the Notes held by Purchasers in the DB Ownership Group to equal 40% of the Note Principal Balance of all Notes. Beginning June 30, 2007, the Purchasers in each Ownership Group shall fund their Pro Rata Percentage of each requested permitted Borrowing in an amount not to exceed the Pro Rata Share of its Ownership Group of the Availability as of the proposed Borrowing Date. In addition, in connection with such Borrowing Notice the Servicer on behalf of the Issuer shall deliver to or cause the delivery to each Group Noteholder and the Administrative Agent of (i) a Borrowing Base Certificate in the form attached as Exhibit F to the Sale and Servicing Agreement, (ii) if any Purchased Assets will be acquired by the Issuer under the Sale and Servicing Agreement with the proceeds of the applicable Borrowing, a copy of the executed LSA Assignment delivered pursuant to the Loan Sale Agreement and a copy of the executed S&SA Assignment delivered pursuant to the Sale and Servicing Agreement, together, in each case, with the related Loan Schedule and (iii) such additional information as may be reasonably requested by any Group Noteholder or the Administrative Agent on behalf of the Purchasers.

(b) On the related Borrowing Date, each Conduit Purchaser may in its discretion (or in the case of the Citigroup Group Noteholder, the Committed Purchaser shall) advance the Borrowing requested in the Borrowing Notice, subject to the terms and conditions and in reliance upon the covenants, representations and warranties set forth herein and in the other Basic Documents. The amount of any Borrowing shall be at least equal to $1,000,000 and shall be in an amount equal to each Conduit Purchaser’s (or in the case of the Citigroup Group Noteholder, the Committed Purchaser’s) Pro Rata Share of the Borrowing.

(c) In the event that a Conduit Purchaser elects not to make any advance on a Borrowing, its related Committed Purchaser shall make such advance in an amount equal to the related Ownership Group’s Pro Rata Share of the Borrowing.

(d) No Purchaser shall be responsible for any failure by any Purchaser in a different Ownership Group to fund a Borrowing nor shall the Commitment of any Committed Purchaser be increased or decreased as a result of any such failure.

SECTION 2.03. Extension of the Amortization Date. (a) The Amortization Date may be extended for an additional 364 day period upon the mutual agreement of all parties hereto. In the event that the Issuer desires to extend the Amortization Date pursuant to the terms of this Section 2.03, it shall request that the Amortization Date be extended by sending prior written notice of such request (the “Extension Request”) to the Administrative Agent at any time during the period commencing on the date that is sixty (60) days prior to the then current Amortization Date and ending on the date which is forty-five (45) days prior to the then current Amortization Date (the “Extension Period”). The Administrative Agent shall promptly forward such Extension Request to each Purchaser. Each Purchaser and each Group Noteholder, on behalf of its Ownership Group, shall respond to such Extension Request within thirty (30) days of receipt by the Administrative Agent of such Extension Request. The failure of such Purchaser to respond or to agree to extend in writing within the applicable time shall be deemed to be a decision by such Purchaser not to extend. Upon receipt by the Administrative Agent of the written consent of each Purchaser to the applicable Extension Request, the Amortization Date shall be extended to the date indicated in such Extension Request. Notwithstanding the foregoing, nothing contained in this Section 2.03 shall obligate any of the Purchasers to extend the Amortization Date unless it shall desire to do so in its sole discretion.

(b) The Issuer shall pay to the Group Noteholders, in connection with each extension of the Amortization Date, the Renewal Fee, which shall be payable to each Group Noteholder pro rata based on the Commitment of the related Committed Purchaser.

ARTICLE III

CLOSING DATE BORROWINGS; BORROWING DATES

SECTION 3.01. Borrowing Dates.

(a) Subject to the conditions and terms set forth herein and in Section 2.06 (in the case of a Borrowing made on the Closing Date) and Section 2.07 (in the case of all Borrowings) of the Sale and Servicing Agreement with respect to the Closing Date and each Borrowing Date, each Purchaser’s providing advances of Borrowings shall be subject to the satisfaction, as of the Closing Date, the Amendment Date or any Borrowing Date, as applicable, of each of the following additional conditions:

(i) Each document required to be provided pursuant to Section 2.02 hereof shall have been provided to each Purchaser;

(ii) Each condition set forth in Section 2.06, Section 2.07 and Section 2.10 of the Sale and Servicing Agreement, as applicable, (other than any condition therein requiring the conditions set forth in this Section 3.01 to be satisfied) shall have been satisfied;

(iii) Each of the representations and warranties of the Issuer, the Servicer, the Originator and the Depositor made in the Basic Documents shall be true and correct as of such date (except to the extent they expressly relate to an earlier or later time);

(iv) The Issuer, the Servicer, the Originator and the Depositor shall be in compliance with all of their respective covenants contained in the Basic Documents and the Notes;

(v) No Event of Default shall have occurred and be continuing;

(vi) The Required Opinions shall have been delivered to each Group Noteholder; and

(vii) Any fees due and owing pursuant to the DB Fee Letter shall have been paid.

(b) Each Group Noteholder on behalf of the Purchasers in its Ownership Group shall determine in its reasonable discretion whether each of the above conditions have been met and its determination shall be binding on the parties hereto.

(c) The price paid by each Purchaser on such Closing Date, Amendment Date or Borrowing Date for the Note Principal Balance advanced or purchased on such Closing Date, Amendment Date or Borrowing Date, respectively, shall be equal to the amount of such Note Principal Balance, and shall be remitted not later than 5:00 p.m. New York City time on the Closing Date, Amendment Date or Borrowing Date, as applicable, by wire transfer of immediately available funds to or at the direction of the Originator on behalf of the Issuer.

(d) Each Group Noteholder shall record on the schedule attached to its related Notes, the date and amount of any Note Principal Balance purchased by any member of its Ownership Group; provided, that failure to make such recordation on such schedule or any error in such schedule shall not adversely affect the Purchasers’ rights with respect to its Note Principal Balance and its right to receive interest payments in respect of the Note Principal Balance actually held. Absent manifest error, the Note Principal Balance of the Notes as set forth in the applicable Group Noteholder’s records shall be binding upon the parties hereto, notwithstanding any notation or record made or kept by any other party hereto.

ARTICLE IV

CONDITIONS PRECEDENT

SECTION 4.01. Closing Subject to Conditions Precedent. The closing of the Basic Documents on the Closing Date was subject to the satisfaction at the time of the closing of the following conditions (any or all of which may be waived by Citigroup, as initial noteholder):

(a) Performance by the Issuer, the Depositor, the Servicer and the Originator. All the terms, covenants, agreements and conditions of the Basic Documents to be complied with and performed by the Issuer, the Depositor, the Servicer and the Originator on or before the Closing Date shall have been complied with and performed in all material respects.

(b) Representations and Warranties. Each of the representations and warranties of the Issuer, the Depositor, the Servicer and the Originator made in the Basic Documents shall be true and correct in all material respects as of the Closing Date (except to the extent they expressly relate to an earlier or later time).

(c) Officer’s Certificate. Citigroup, as initial noteholder, shall have received in form and substance reasonably satisfactory to Citigroup, as initial noteholder, an Officer’s Certificate from the Originator, the Depositor and the Servicer and a certificate of a Responsible Officer of the Issuer, dated the Closing Date, certifying to the satisfaction of the conditions set forth in the preceding paragraphs (a) and (b).

(d) Opinions of Counsel to the Issuer, the Originator, the Servicer and the Depositor. Counsel to the Issuer, the Originator, the Servicer and the Depositor shall have delivered to Citigroup, as initial noteholder, opinions, dated as of the Closing Date and reasonably satisfactory in form and substance to Citigroup, as initial noteholder, and its counsel.

(e) Opinions of Counsel to the Indenture Trustee. Counsel to the Indenture Trustee shall have delivered to Citigroup, as initial noteholder, a favorable opinion, dated as of the Closing Date and reasonably satisfactory in form and substance to Citigroup, as initial noteholder, and its counsel.

(f) Opinions of Counsel to the Owner Trustee. Delaware counsel to the Owner Trustee of the Issuer shall have delivered to Citigroup, as initial noteholder, favorable opinions regarding the formation, existence and standing of the Issuer and of the Issuer’s execution, authorization and delivery of each of the Basic Documents to which it is a party and such other matters as Citigroup, as initial noteholder, may reasonably request, dated as of the Closing Date and reasonably satisfactory in form and substance to Citigroup, as initial noteholder, and its counsel.

(g) Filings and Recordations. On or prior to the Closing Date and, if a Borrowing will be consummated in connection with any transfer, on or prior to the applicable Transfer Date, Citigroup, as initial noteholder, and each Purchaser shall have received evidence reasonably satisfactory to it of (i) the completion of all recordings, registrations, and filings as may be necessary or, in the reasonable opinion of Citigroup, as initial noteholder, desirable to perfect or evidence the assignment by the Originator to the Depositor of the Originator’s ownership interest in the Assigned Assets including, without limitation, the Transferred Loans conveyed pursuant to the Loan Sale Agreement and the proceeds thereof, (ii) the completion of all recordings, registrations and filings as may be necessary or, in the reasonable opinion of Citigroup, as initial noteholder, desirable to perfect or evidence the assignment by the Depositor to the Issuer of the Depositor’s ownership interest in the Purchased Assets including, without limitation, the Transferred Loans conveyed pursuant to the Sale and Servicing Agreement and the proceeds thereof, and (iii) the completion of all recordings, registrations, and filings as may be necessary or, in the reasonable opinion of Citigroup, as initial noteholder, desirable to perfect or evidence the grant of a first priority perfected security interest in the Issuer’s ownership interest in the Collateral, including, without limitation, the Transferred Loans and the proceeds thereof, in favor of the Indenture Trustee, subject to no Liens prior to the Lien of the Indenture.

(h) Documents. Citigroup, as initial noteholder, shall have received a duly executed counterpart of each of the Basic Documents, in form acceptable to Citigroup, as initial noteholder, the Notes and each and every document or certification delivered by any party in connection with any of the Basic Documents or the Notes, and each such document shall be in full force and effect.

(i) Actions or Proceedings. No action, suit, proceeding or investigation by or before any Governmental Authority shall have been instituted to restrain or prohibit the consummation of, or to invalidate, any of the transactions contemplated by the Basic Documents, the Notes and the documents related thereto in any material respect.

(j) Approvals and Consents. All Governmental Actions of all Governmental Authorities required with respect to the transactions contemplated by the Basic Documents, the Notes and the documents related thereto shall have been obtained or made.

(k) Accounts. Citigroup, as initial noteholder, shall have received evidence reasonably satisfactory to it that each Trust Account has each been established in accordance with the terms of the Sale and Servicing Agreement.

(l) Other Documents. The Issuer, the Originator, the Depositor and the Servicer shall have furnished to Citigroup, as initial noteholder, such other opinions, information, certificates and documents as Citigroup, as initial noteholder, may reasonably request.

(m) Proceedings in Contemplation of Sale of Notes. All actions and proceedings undertaken by the Issuer, the Originator, the Depositor and the Servicer in connection with the issuance and sale of the Notes as herein contemplated shall be satisfactory in all respects to Citigroup, as initial noteholder, and its counsel.

(n) Financial Covenants. The Originator shall be in compliance with the financial covenants set forth in Section 7.01 of the Sale and Servicing Agreement.

If any condition specified in this Section 4.01 shall not have been fulfilled when and as required to be fulfilled, this Agreement may be terminated by Citigroup, as initial noteholder, by notice to the Originator at any time at or prior to the Closing Date, and no Purchaser nor Citigroup, as initial noteholder, shall incur liability as a result of such termination.

SECTION 4.02. Amendment Subject to Conditions Precedent. The effectiveness of this Agreement is subject to the satisfaction of the following conditions (any or all of which may be waived by each Group Noteholder for its Ownership Group) on behalf of the related Purchasers as of the Amendment Date:

(i) The delivery of executed signature pages hereto;

(ii) The delivery of executed signature pages to the Amended and Restated Sale and Servicing Agreement dated as of the date hereof by all parties thereto;

(iii) The delivery of executed signature pages to the Fourth Amendment to the Warrant Participation Agreement dated as of the date hereof by all parties thereto;

(iv) The delivery of executed signature pages to the First Amendment to Joinder in Intercreditor and Concentration Account Administration Agreement dated as of the date hereof by all parties thereto;

(v) The delivery of all executed signature pages to the Second Amended and Restated Warrant Pledge and Security Agreement dated as of the date hereof by all parties thereto;

(vi) The delivery of executed signature pages to the First Supplemental Indenture dated as of the date hereof by all parties thereto;

(vii) The delivery of executed signature pages to the First Amendment to Securities Account Control Agreement dated as of the date hereof by all parties thereto;

(viii) The delivery of executed signature pages to the First Amendment to Loan Sale Agreement dated as of the date hereof by all parties thereto; and

(ix) Notes in the names of each Group Noteholder shall have been executed and delivered to each Group Noteholder.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF

THE ISSUER AND THE DEPOSITOR

SECTION 5.01. Representations and Warranties. The Issuer and the Depositor jointly and severally made, as of the Closing Date, and make, as of the Amendment Date and each Borrowing Date, the following representations and warranties to each Purchaser, and as of the Closing Date, the Amendment Date and each Borrowing Date, the Purchasers shall be deemed to have relied on such representations and warranties in providing advances of Borrowings on each Borrowing Date:

(a) The Issuer has been duly organized and is validly existing and in good standing as a statutory trust under the laws of the State of Delaware, with requisite trust power and authority to own its properties and to transact the business in which it is now engaged, and is duly qualified to do business and is in good standing (or is exempt from such requirements) in each State of the United States where the nature of its business requires it to be so qualified and the failure to be so qualified and in good standing would reasonably be expected to have a material adverse effect on the Issuer or any adverse effect on the interests of any Purchaser or the Administrative Agent.

(b) The issuance, sale, assignment and conveyance of the Notes and the advance of any Borrowings, the performance of the Issuer’s obligations under each Basic Document to which it is a party and the consummation of the transactions therein contemplated will not conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any Lien (other than any Lien created by the Basic Documents), charge or encumbrance upon any of the property or assets of the Issuer or any of its Affiliates pursuant to the terms of, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which it or any of its Affiliates is bound or to which any of its property or assets is subject, nor will such action result in any violation of the provisions of its organizational documents or any Governmental Rule applicable to the Issuer, in each case which could reasonably be expected to have a material adverse effect on the transactions contemplated therein.

(c) No Governmental Action which has not been obtained is required by or with respect to the Issuer in connection with the execution and delivery to each Group Noteholder of the Notes. No Governmental Action which has not been obtained is required by or with respect to the Issuer in connection with the execution and delivery of any of the Basic Documents to which the Issuer is a party or the consummation by the Issuer of the transactions contemplated thereby except for any requirements under state securities or “blue sky” laws in connection with any transfer of the Notes.

(d) The Issuer possesses all material licenses, certificates, authorities or permits issued by the appropriate state, federal or foreign regulatory agencies or bodies necessary to conduct the business now operated by it, and has not received any notice of proceedings relating to the revocation or modification of any such license, certificate, authority or permit which, singly or in the aggregate, would reasonably be expected to materially and adversely affect its condition, financial or otherwise, or its earnings, business affairs or business prospects.

(e) Each of the Basic Documents to which the Issuer is a party has been duly authorized, executed and delivered by the Issuer and is a valid and legally binding obligation of the Issuer, enforceable against the Issuer in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors’ rights and to general principles of equity.

(f) The execution, delivery and performance by the Issuer of each of its obligations under each of the Basic Documents to which it is a party will not result in a breach or violation of any of the terms and provisions of, or constitute a default under, any agreement or instrument to which the Issuer is a party or by which the Issuer is bound or to which any of its properties are subject or of any statute, order or regulation applicable to the Issuer of any court, regulatory body, administrative agency or governmental body having jurisdiction over the Issuer or any of its properties, in each case which could reasonably be expected to have a material adverse effect on any of the transactions contemplated therein.

(g) The Issuer is not in violation of its organizational documents or in default under any agreement, indenture or instrument the effect of which violation or default would be material to the Issuer or the transactions contemplated by the Basic Documents. The Issuer is not a party to, bound by or in breach or violation of any indenture or other agreement or instrument, or subject to or in violation of any statute, order or regulation of any court, regulatory body, administrative agency or governmental body having jurisdiction over the Issuer that would reasonably be expected to materially and adversely affect (i) the ability of the Issuer to perform its obligations under any of the Basic Documents to which it is a party or (ii) the business, operations, financial condition, properties, assets or prospects of the Issuer.

(h) There are no actions or proceedings against, or investigations of, the Issuer pending, or, to the knowledge of the Issuer threatened, before any Governmental Authority, court, arbitrator, administrative agency or other tribunal (i) asserting the invalidity of any of the Basic Documents, or (ii) seeking to prevent the issuance of the Notes or the consummation of any of the transactions contemplated by the Basic Documents or the Notes, or (iii) that could reasonably be expected to materially and adversely affect the business, operations, financial condition, properties, assets or prospects of the Issuer or the validity or enforceability of, or the performance by the Issuer of its respective obligations under, any of the Basic Documents to which it is a party or (iv) seeking to affect adversely the income tax attributes of the Notes.

(i) The Issuer is not, and neither the issuance and sale of the Notes to the Purchasers nor the activities of the Issuer pursuant to the Basic Documents, shall render the Issuer an “investment company” or under the “control” of an “investment company” as such terms are defined in the 1940 Act.

(j) It is not necessary to qualify the Indenture under the Trust Indenture Act.

(k) Both prior to and after giving effect to the transactions contemplated by the Basic Documents, the Issuer is and will be solvent and has and will have adequate capital for its business and undertakings.

(l) The chief executive offices of the Issuer are located at c/o Wilmington Trust Company, 1100 North Market Street, Wilmington, Delaware 19801, or, with the consent of each Purchaser, such other address as shall be designated by the Issuer in a written notice to the other parties hereto.

(m) There are no contracts, agreements or understandings between the Issuer and any Person granting such Person the right to require the filing at any time of a registration statement under the Securities Act with respect to the Notes.

SECTION 5.02. Securities Act. Assuming the accuracy of the representations and warranties of and compliance with the covenants of each Purchaser contained herein, the sale of the Notes and any advance of Borrowings pursuant to this Agreement are each exempt from the registration and prospectus delivery requirements of the

Securities Act. In the case of the offer or sale of the Notes, no form of general solicitation or general advertising was used by the Issuer, any Affiliates of the Issuer or any person acting on its or their behalf, including, but not limited to, advertisements, articles, notices or other communications published in any newspaper, magazine or similar medium or broadcast over television or radio, or any seminar or meeting whose attendees have been invited by any general solicitation or general advertising. Neither the Issuer, any Affiliates of the Issuer nor any Person acting on its or their behalf has offered or sold, nor will the Issuer or any Person acting on its behalf offer or sell directly or indirectly, the Notes or any other security in any manner that, assuming the accuracy of the representations and warranties and the performance of the covenants given by the Purchasers and compliance with the applicable provisions of the Indenture with respect to each transfer of the Notes, would render the issuance and sale of the Notes as contemplated hereby a violation of Section 5 of the Securities Act or the registration or qualification requirements of any state securities laws, nor has any such Person authorized, nor will it authorize, any Person to act in such manner.

SECTION 5.03. No Fee. Neither the Issuer, nor the Depositor, nor any of their Affiliates has paid or agreed to pay to any Person any compensation for soliciting another to purchase the Notes.

SECTION 5.04. Information. The information provided pursuant to Section 7.01(a) hereof will, at the date thereof, be true and correct in all material respects.

SECTION 5.05. The Notes. The Notes have been duly and validly authorized, and, when executed and authenticated in accordance with the terms of the Indenture, and delivered to and paid for in accordance with this Note Purchase Agreement, will be duly and validly issued and outstanding, will constitute the legal, valid and binding obligations of the Issuer, enforceable against the Issuer in accordance with their terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors’ rights and to general principles of equity, and will be entitled to the benefits of the Indenture.

SECTION 5.06. Use of Proceeds. No proceeds of a purchase hereunder will be used (i) for a purpose that violates or would be inconsistent with Regulations T, U or X promulgated by the Board of Governors of the Federal Reserve System from time to time or (ii) to acquire any security in any transaction in violation of Section 13 or 14 of the Exchange Act.

SECTION 5.07. The Depositor. The Depositor made on the Closing Date, and hereby makes as of the Amendment Date, to the Purchasers each of the representations, warranties and covenants set forth in Section 3.01 of the Sale and Servicing Agreement and makes to the Purchasers such representations, warranties and covenants as of each Borrowing Date (except to the extent that any such representation, warranty or covenant is expressly made as of another date).

SECTION 5.08. Taxes, etc. Any taxes, fees and other charges of Governmental Authorities applicable to the Issuer and the Depositor, except for franchise or income taxes, in connection with the execution, delivery and performance by the Issuer and the Depositor of each Basic Document to which they are parties, the issuance of the Notes or otherwise applicable to the Issuer or the Depositor in connection with the Collateral have been paid or will be paid by the Issuer or the Depositor, as applicable, at or prior to the Closing Date or Borrowing Date, to the extent then due.

SECTION 5.09. Financial Condition. On the date hereof and on each Borrowing Date, neither the Issuer nor the Depositor is subject to a Bankruptcy Event or has reason to believe that its insolvency is imminent.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

WITH RESPECT TO THE PURCHASERS

SECTION 6.01. Representations and Warranties. Each Purchaser hereby makes the following representations and warranties, as to itself, to the Issuer and the Depositor on which the same are relying in entering into this Note Purchase Agreement.

(a) Organization. Such Purchaser has been duly organized and is validly existing and in good standing under the laws of the jurisdiction of its organization with power and authority to own its properties and to transact the business in which it is now engaged.

(b) Authority, etc. Such Purchaser has all requisite corporate power and authority to enter into and perform its obligations under this Note Purchase Agreement and to consummate the transactions herein contemplated. The execution and delivery by such Purchaser of this Note Purchase Agreement and the consummation by such Purchaser of the transactions contemplated hereby have been duly and validly authorized by all necessary organizational action on the part of such Purchaser. This Note Purchase Agreement has been duly and validly executed and delivered by such Purchaser and constitutes a legal, valid and binding obligation of such Purchaser, enforceable against such Purchaser in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors’ rights and to general principles of equity. Neither the execution and delivery by such Purchaser of this Note Purchase Agreement nor the consummation by such Purchaser of any of the transactions contemplated hereby, nor the fulfillment by such Purchaser of the terms hereof, will conflict with, or violate, result in a breach of or constitute a default under any term or provision of such Purchaser’s organizational documents or any Governmental Rule applicable to such Purchaser.

(c) Institutional Accredited Investor. Such Purchaser is an institutional “accredited investor” within the meaning of subparagraph (a)(1), (2), (3) or (7) of Rule 501 under the 1933 Act (an “Institutional Accredited Investor”) that is acquiring the Notes for its own account or for one or more accounts (each of which is an Institutional Accredited Investor) as to each of which it exercises sole investment discretion.

(d) ERISA. Such Purchaser either (i) is not, and is not acquiring the Notes on behalf of or with the assets of, an employee benefit plan or other retirement plan or arrangement subject to Title I of ERISA or Section 4975 of the Code, or (b) is, or is acquiring the Notes on behalf of or with the assets of, an employee benefit plan or other retirement plan or arrangement subject to Title I of ERISA of Section 4975 of the Code and the conditions for exemptive relief under at least one of the following prohibited transaction class exemptions have been satisfied:

Prohibited Transaction Class Exemption (“PTCE”) 96-23 (relating to transactions effected by an “in-house asset manager”), PTCE 95-60 (relating to transactions involving insurance company general accounts), PTCE 91-38 (relating to transactions involving bank collective investment funds), PTCE 90-1 (relating to transactions involving insurance company pooled separate accounts), and PTCE 84-14 (relating to transactions effected by a “qualified professional asset manager”).

(e) Securities Act. Such Purchaser will acquire the Notes pursuant to this Note Purchase Agreement without a view to any public distribution thereof, and will not offer to sell or otherwise dispose of the Notes (or any interest therein) in violation of any of the registration requirements of the Securities Act or any applicable state or other securities laws, or by means of any form of general solicitation or general advertising (within the meaning of Regulation D under the Securities Act) and will comply with the requirements of the Indenture. Such Purchaser acknowledges that it has no right to require the Issuer or any other Person to register the Notes under the Securities Act or any other securities law.

(f) Conflicts With Law. The execution, delivery and performance by such Purchaser of its obligations under this Note Purchase Agreement will not result in a breach or violation of any of the terms or provisions of, or constitute a default under, any agreement or instrument to which such Purchaser is a party or by which such Purchaser is bound or of any statute, order or regulation applicable to such Purchaser of any court, regulatory body, administrative agency or governmental body having jurisdiction over such Purchaser, in each case which could be expected to have a material adverse effect on the transactions contemplated therein.

(g) Conflicts With Agreements, etc. Such Purchaser is not in violation of its organizational documents or in default under any agreement, indenture or instrument the effect of which violation or default would be materially adverse to such Purchaser in the performance of its obligations or duties under any of the Basic Documents to which it is a party. Such Purchaser is not a party to, bound by or in breach or violation of any indenture or other agreement or instrument, or subject to or in violation of any statute, order or regulation of any court, regulatory body, administrative agency or governmental body having jurisdiction over such Purchaser that materially and adversely affects, or which could be expected in the future to materially and adversely affect the ability of such Purchaser to perform its obligations under this Note Purchase Agreement.

ARTICLE VII

COVENANTS OF THE ISSUER AND

THE DEPOSITOR

SECTION 7.01. Information from the Issuer. So long as the Notes remain outstanding, the Issuer and the Depositor shall each furnish to the Administrative Agent on behalf of the Purchasers:

(a) such information (including financial information), documents, records or reports with respect to the Collateral, including, without limitation, the Transferred Loans and any Related Property included in the Collateral, as the Issuer, the Originator, the Servicer or the Depositor as any Group Noteholder on behalf of the Purchasers in its Ownership Group may from time to time reasonably request;

(b) as soon as possible and in any event within one (1) Business Day after the after the Issuer or the Depositor shall have knowledge of the occurrence of occurrence thereof, notice of each Event of Default under the Sale and Servicing Agreement or the Indenture, and each Default; and

(c) promptly and in any event within five (5) Business Days after the occurrence thereof, written notice of a change in address of the chief executive office or place of organization of the Issuer, the Originator or the Depositor.

SECTION 7.02. Access to Information. So long as the Notes remain outstanding, each of the Issuer and the Depositor shall, on reasonable request from time to time during regular business hours, permit any Purchaser, the Administrative Agent, or their respective agents or representatives to:

(a) examine all books, records and documents (including computer tapes and disks) in the possession or under the control of the Issuer or the Depositor relating to the Transferred Loans or the Basic Documents as may be requested, and

(b) visit the offices and property of the Issuer and the Depositor for the purpose of examining such materials described in clause (a) above.

SECTION 7.03. Ownership and Security Interests; Further Assurances. The Depositor will take all action reasonably necessary to maintain the Issuer’s ownership interest in the Transferred Loans and the other items constituting Purchased Assets sold pursuant to Article II of the Sale and Servicing Agreement. The Issuer and the Depositor will take all action necessary to maintain the Indenture Trustee’s security interest in the Transferred Loans and the other items of Collateral pledged to the Indenture Trustee pursuant to the Indenture.

The Issuer and the Depositor agree to take any and all acts and to execute any and all further instruments reasonably necessary or requested by the Administrative Agent to more fully effect the purposes of this Note Purchase Agreement.

SECTION 7.04. Covenants. The Issuer and the Depositor shall each duly observe and perform each of their respective covenants set forth in each of the Basic Documents to which they are parties.

SECTION 7.05. Amendments. Neither the Issuer nor the Depositor shall make, or permit any Person to make, any amendment, modification or change to, or provide any waiver under any Basic Document to which the Issuer or the Depositor, as applicable, is a party without the prior written consent of each Purchaser.

SECTION 7.06. With Respect to the Exempt Status of the Notes.

(a) Neither the Issuer nor the Depositor, nor any of their respective Affiliates, nor any Person acting on their behalf will, directly or indirectly, make offers or sales of any security, or solicit offers to buy any security, under circumstances that would require the registration of the Notes under the Securities Act.

(b) Neither the Issuer nor the Depositor, nor any of their Affiliates, nor any Person acting on their behalf will engage in any form of general solicitation or general advertising (within the meaning of Regulation D promulgated under the Securities Act) in connection with any offer or sale of the Notes.

ARTICLE VIII

ADDITIONAL COVENANTS

SECTION 8.01. Legal Conditions to Closing. The parties hereto will take all reasonable action necessary to obtain (and will cooperate with one another in obtaining) any consent, authorization, permit, license, franchise, order or approval of, or any exemption by, any Governmental Authority or any other Person, required to be obtained or made by it in connection with any of the transactions contemplated by this Note Purchase Agreement.

SECTION 8.02. Mutual Obligations. On and after the Amendment Date, each party hereto will do, execute and perform all such other acts, deeds and documents as the other party may from time to time reasonably require in order to carry out the intent of this Note Purchase Agreement.

SECTION 8.03. Restrictions on Transfer. Each Purchaser agrees that it will comply with the restrictions on transfer of the Notes set forth in the Indenture and resell the Notes only in compliance with such restrictions.

ARTICLE IX

THE ADMINISTRATIVE AGENT; DB MANAGING AGENT

SECTION 9.01. Authorization and Action. Each Purchaser hereby accepts the appointment of and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms of this Note Purchase Agreement, together with such powers as are reasonably incidental thereto. The Administrative Agent reserves the right, in its sole discretion, to take any such actions and exercise any such rights or remedies under this Note Purchase Agreement and any related agreements and documents. Except for actions which the Administrative Agent is expressly required to take pursuant to this Note Purchase Agreement or any other Basic Document, the Administrative Agent shall not be required to take any action which exposes the Administrative Agent to personal liability or which is contrary to applicable law unless the Administrative Agent shall receive further assurances to its satisfaction from the Purchasers of the indemnification obligations under Section 9.04 hereof against any and all liability and expense which may be incurred in taking or continuing to take such action.

SECTION 9.02. Administrative Agent’s Reliance, Etc. Neither the Administrative Agent nor any of its respective directors, officers, agents or employees shall be liable to any Indemnified Party for any action taken or omitted to be taken by the Administrative Agent or any of its respective directors, officers, agents or employees as Administrative Agent under or in connection with this Note Purchase Agreement, any other Basic Document or any related agreement or document, except for its or their own gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final and non-appealable decision. Without limiting the foregoing, the Administrative Agent: (i) may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (ii) makes no warranty or representation to any Purchaser, and shall not be responsible to any Noteholder, for any statements, warranties or representations made by the Originator, the Issuer or the Depositor in connection with this Note Purchase Agreement or any other Basic Document; (iii) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Note Purchase Agreement or any other Basic Document on the part of the Originator, the Issuer or to the Depositor or to inspect the property (including the books and records) of the Originator, the Issuer or the Depositor; (iv) shall not be responsible to any Purchaser for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Note Purchase Agreement, any other Basic Document or any other instrument or document furnished pursuant hereto; and (v) shall incur no liability under or in respect of this Note Purchase Agreement or any other Basic Document by acting upon any notice (including notice by telephone), consent, certificate or other instrument or writing (which may be by telex) believed by it in good faith to be genuine and signed or sent by the proper party or parties.

SECTION 9.03. Administrative Agent and Affiliates. The Administrative Agent, the DB Managing Agent, any Purchaser and its Affiliates may generally engage in any kind of business with the Originator, the Issuer, the Depositor or any Obligor, any of their respective Affiliates and any Person who may do business with or own securities of the Issuer, the Originator, the Depositor or any Obligor or any of their respective Affiliates, all as if such entity were not the Administrative Agent, the DB Managing Agent, or any Purchaser and without any duty to account therefor to the Noteholders, as the case may be.

SECTION 9.04. Indemnification. Each Noteholder agrees to indemnify the Administrative Agent (to the extent not reimbursed by the Issuer, the Originator, the Depositor or the Servicer), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Administrative Agent in any way relating to or arising out of this Note Purchase Agreement or any other Basic Document or any action taken or omitted by the Administrative Agent under this Note Purchase Agreement or any other Basic Document; provided, however, that no Noteholder shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting or arising from the Administrative Agent’s gross negligence or willful misconduct as is determined by a court of competent jurisdiction in a final and non-appealable decision. Without limitation of the generality of the foregoing, each Noteholder agrees to reimburse the Administrative Agent (to the extent not reimbursed by the Issuer, the Originator, the Depositor or the Servicer), promptly upon demand, for any reasonable out-of-pocket expenses (including reasonable outside counsel fees) incurred by the Administrative Agent in connection with the administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Note Purchase Agreement or any other Basic Document, provided, however, that no Noteholder shall be responsible for the costs and expenses of the

Administrative Agent in defending itself against any claim alleging the gross negligence or willful misconduct of the Administrative Agent to the extent such gross negligence or willful misconduct is determined by a court of competent jurisdiction in a final and non-appealable decision.

SECTION 9.05. Purchase Decision. Each Purchaser acknowledges that it has, independently and without reliance upon the Administrative Agent, any other Purchaser or any of their respective Affiliates, and based on such documents and information as it has deemed appropriate, made its own evaluation and decision to enter into this Note Purchase Agreement and undertake the obligations of such Purchaser hereunder.

SECTION 9.06. Successor Administrative Agent. The Administrative Agent may resign at any time by giving 60 days’ written notice thereof to the Purchasers, the Originator, the Issuer and the Depositor. Upon any such resignation by the Administrative Agent, the Noteholders shall have the right to appoint a successor Administrative Agent approved by the Originator (which approval will not be unreasonably withheld or delayed and which will not be required if a Trigger Event or an Event of Default has occurred). If no successor Administrative Agent shall have been so appointed by the Noteholders, and shall have accepted such appointment, within 60 days after the retiring Administrative Agent’s giving of notice or resignation, then the retiring Administrative Agent may, on behalf of the Purchasers, appoint a successor Administrative Agent. If such successor Administrative Agent is not an Affiliate of the original Administrative Agent, such successor Administrative Agent shall be subject to the Originator’s prior written consent, provided that no Trigger Event or Event of Default has occurred. If for any reason a successor Administrative Agent is not appointed by the retiring Administrative Agent, the Noteholders shall perform all of the duties of the retiring Administrative Agent and the Originator, the Issuer and the Depositor shall for all purposes shall deal directly with the Noteholders. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Note Purchase Agreement. After any Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Article IX shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent under this Note Purchase Agreement.

SECTION 9.07. Authorization and Action of DB Managing Agent. Each member of the DB Ownership Group hereby accepts the appointment of and authorizes the DB Managing Agent for such Ownership Group to take such actions as agent on its behalf and to exercise such powers as are delegated to such DB Managing Agent by the terms hereof, together with such powers as are reasonably incidental thereto. The DB Managing Agent reserves the right, in its sole discretion, to take any actions and exercise any rights or remedies under this Note Purchase Agreement or any other Basic Document and any related agreements and documents. Except for actions which the DB Managing Agent is expressly required to take pursuant to this Note Purchase Agreement, the DB Managing Agent shall not be required to take any action which exposes the DB Managing Agent to personal liability or which is contrary to applicable law unless the DB Managing Agent shall receive further assurances to its satisfaction from the members of its related Ownership Group of the indemnification obligations under Section 10.01 against any and all liability and expense which may be incurred in taking or continuing to take such action.

SECTION 9.08. Determination of DB Cost of Funds Rate. At or before 4:00 p.m., New York City time, on the second Business Day prior to each Accrual Period each Conduit Purchaser shall notify the DB Managing Agent of the DB Cost of Funds Rate for that Accrual Period. Such notification may be based on such Conduit Purchaser’s good faith estimate of the DB Cost of Funds Rate for that Accrual Period if the actual rate is not then known to such Conduit Purchaser, and in such case, such Conduit Purchaser shall notify the DB Managing Agent at or before 4:00 p.m., New York City time, on the second Business Day prior to the beginning of the next following Accrual Period of the amount of any variation between interest payable to such Conduit Purchaser for the preceding Accrual Period based on such estimate and interest which should have been payable to such Conduit Purchaser for such Accrual Period based on its final determination of the applicable DB Cost of Funds Rate. The amount of any shortfall in interest based on such variation shall be included in the amount of interest payable to such Conduit Purchaser on the following Payment Date, and the amount of any overpayment of interest to such Conduit Purchaser based on such variation shall be credited, dollar for dollar, against the portion of the amount of interest otherwise payable to such Conduit Purchaser for the following Accrual Period. Each determination by a Conduit Purchaser of the applicable DB Cost of Funds Rate pursuant to this Agreement shall be conclusive and binding on the Issuer and the Servicer in the absence of manifest error.

ARTICLE X

INDEMNIFICATION

SECTION 10.01. Indemnification of the Administrative Agent and each Purchaser. (a) Each of the Originator, the Issuer and the Depositor hereby agree to, jointly and severally, indemnify and hold harmless each Indemnified Party against any and all losses, claims, damages (including punitive damages), liabilities, expenses or judgments (including accounting fees and reasonable legal fees and other expenses incurred, payable promptly upon written request) incurred in connection with this Note Purchase Agreement or any other Basic Document, including any breach in any material respect of any representation, warranty or covenant of the Issuer or the Depositor in this Note Purchase Agreement or any of the other Basic Documents or in any certificate or other written material delivered pursuant hereto or thereto and any action, suit or proceeding or any claim asserted in connection with the foregoing (collectively, “Losses”); provided, however, that the Originator, the Issuer and the Depositor shall not be so required to indemnify any such Indemnified Party or otherwise be liable to any such Indemnified Party hereunder for any Losses (i) which would constitute credit recourse for uncollectible Loans or any other assets of the Issuer (except to the extent any such Losses are attributable to any breach by the Originator, the Depositor, the Issuer or the Servicer of any representation, warranty or covenant made by it in relation to any such Loan or other asset of the Issuer), (ii) which would otherwise be covered in Section 10.02 or (iii) arising from such Indemnified Party’s willful misfeasance, bad faith or gross negligence (except for errors in judgment) as determined by a court of competent jurisdiction.

(b) The indemnities contained in this Section 10.01 will be in addition to any liability which the Originator, the Issuer or the Depositor may otherwise have pursuant to this Note Purchase Agreement and any other Basic Document.

SECTION 10.02. Taxes.

(a) All payments made by the Originator, the Servicer or the Issuer under this Note Purchase Agreement and the other Basic Documents shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding net income taxes and franchise taxes or any other tax based upon net income imposed on any Purchaser in the Deutsche Bank Ownership Group as a result of a present or former connection between such Purchaser and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from such Purchaser or the Noteholder related to such Purchaser having executed, delivered or performed its obligations or received a payment under, or enforced, this Note Purchase Agreement). If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“Non-Excluded Taxes”) are required to be withheld from any amounts payable to any Indemnified Party hereunder, the amounts so payable to such Purchaser shall be increased to the extent necessary to yield to such Purchaser (after payment of all Non-Excluded Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in or pursuant to this Note Purchase Agreement or any of the other Basic Documents; provided, however, that the Issuer shall not be required to increase any such amounts payable to any Deutsche Bank Conduit Purchaser that is not organized under the laws of the United States of America or a state thereof if such Purchaser fails to comply with the requirements of Section 10.02(b). Whenever any Non-Excluded Taxes are payable by the Issuer, as promptly as possible thereafter, the Originator shall send to such Purchaser a certified copy of an original official receipt received by the Issuer showing payment thereof. If the Issuer fails to pay any Non-Excluded Taxes when due to the appropriate taxing authority or fails to remit to such Purchaser the required receipts or other required documentary evidence, the Issuer shall indemnify such Purchaser for any incremental taxes, interest or penalties that may become payable by such Purchaser as a result of any such failure. The agreements in this Section 10.02 shall survive the termination of this Note Purchase Agreement and the payment of all other amounts payable hereunder.

(b) Each Purchaser in the Deutsche Bank Ownership Group that is not incorporated under the laws of the United States of America or a state thereof shall:

(i) deliver to the Issuer two duly completed copies of (A) United States Internal Revenue Service Form-W8-BEN or W8-ECI, or successor applicable form, as the case may be, or (B) an Internal Revenue Service Form W9, or successor applicable form, as the case may be;

(ii) deliver to the Issuer two further copies of any such form or certification on or before the date that any such form or certification expires or becomes obsolete and after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Issuer; and

(iii) obtain such extensions of time for filing and completing such forms or certifications as may reasonably be requested by the Issuer;

unless in any such case an event (including, any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Purchaser from duly completing and delivering any such form with respect to it and such Purchaser so advises the Issuer. The Deutsche Bank Conduit Purchaser shall certify (i) in the case of a W8-BEN or W8-ECI, that it is entitled to receive payments under this Note Purchase Agreement without deduction or withholding of any United States federal income taxes and (ii) in the case of a Form W9, that it is entitled to an exemption from United States backup withholding tax. Each Person not incorporated under the laws of the United States of America or a state thereof that is an assignee pursuant to Section 8.03 shall, upon the effectiveness of the related transfer, be required to provide all of the forms and statements required pursuant to this Section 10.02.

ARTICLE XI

LIMITED RECOURSE

SECTION 11.01. Limited Recourse.

(a) Hercules hereby unconditionally and irrevocably undertakes and agrees with and for the benefit of the Purchasers and the Indenture Trustee on behalf of the Noteholders to cause the due and punctual performance and observance by the Issuer and its successors and assigns of the full and punctual payment when due of all payments of principal on the Notes by the Issuer in an amount equal to 10% of the Note Principal Balance as of the Termination Date, and agrees to pay any and all expenses (including reasonable fees and expenses of counsel) incurred by the Purchasers and the Indenture Trustee on behalf of the Noteholders in enforcing any rights under this Article XI. The guarantee provided hereunder is a guarantee of performance and payment and not of collection.

(b) In the event that the Issuer shall fail in any manner whatsoever to perform or observe any of the terms, covenants, conditions, agreements and undertakings on the part of the Issuer to be performed or observed under the Sale and Servicing Agreement and the other Basic Documents, (other than payments of principal on the Notes) (such terms, covenants, conditions, agreements, undertakings and other obligations being the “Issuer Obligations”) when the same shall be required to be performed or observed under the Sale and Servicing Agreement or any such other document, then Hercules will itself duly and punctually perform or observe, or cause to be duly and punctually performed or observed, such Issuer Obligation, provided that it shall be a condition to the accrual of the obligation of Hercules hereunder that the any Purchaser, the Administrative Agent or the Indenture Trustee on behalf of the Noteholders shall have first made demand upon the Issuer for payment of such Issuer Obligation and have exhausted all Collateral pledged for the benefit of each Indemnified Party under the Indenture. Notwithstanding the foregoing, this paragraph (b) shall in no event require Hercules to perform or observe such Issuer Obligation if the effect of such performance or observation would be to provide credit recourse to Hercules for the performance of the Transferred Loans.

ARTICLE XII

MISCELLANEOUS

SECTION 12.01. Amendments. No amendment or waiver of any provision of this Note Purchase Agreement shall in any event be effective unless the same shall be in writing and signed by all of the parties hereto, and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

SECTION 12.02. Notices. All notices and other communications provided for hereunder shall, unless otherwise stated herein, be in writing (including telecopies) and mailed, telecopied (with a copy delivered by overnight courier) or delivered, as to each party hereto, at its address as set forth in Schedule I hereto or at such other address as shall be designated by such party in a written notice to the other parties hereto. All such notices and communications shall be deemed effective upon receipt thereof, and in the case of telecopies, when receipt is confirmed by telephone.

SECTION 12.03. No Waiver; Remedies. No failure on the part of any party hereto to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

SECTION 12.04. Binding Effect; Assignability.

(a) This Note Purchase Agreement shall be binding upon and inure to the benefit of the Issuer, the Depositor and each Purchaser and their respective permitted successors and assigns (including any subsequent holders of the Notes); provided, however, except as provided in clause (d) below, neither the Issuer nor the Depositor shall have any right to assign their respective rights hereunder or interest herein (by operation of law or otherwise) without the prior written consent of the Purchasers.

(b) Each Purchaser may, in the ordinary course of its business and in accordance with the Basic Documents and applicable law, including applicable securities laws, at any time sell to one or more Persons (each, a “Participant”), participating interests in all or a portion of its rights and obligations under this Note Purchase Agreement. Notwithstanding any such sale by such Purchaser of participating interests to a Participant, such Purchaser’s rights and obligations under this Note Purchase Agreement shall remain unchanged, such Purchaser shall remain solely responsible for the performance thereof, and the Issuer and the Depositor shall continue to deal solely and directly with such Purchaser and shall have no obligations to deal with any Participant in connection with such Purchaser’s rights and obligations under this Note Purchase Agreement.

(c) This Note Purchase Agreement shall create and constitute the continuing obligation of the parties hereto in accordance with its terms, and shall remain in full force and effect until such time as all amounts payable with respect to the Notes shall have been paid in full.

(d) Each Group Noteholder may sell or assign its Note or its right and obligations hereunder and thereunder, including its outstanding Note Principal Balance, only with the prior consent of the Originator unless (i) such sale or assignment is to an Affiliate of such Purchaser or another member of its Ownership Group or to another Conduit Purchaser of the same rating at the time of such transfer sponsored or administered by such Group Noteholder or any of its Affiliates, (ii) such sale or assignment occurs during the continuance of a Trigger Event under the Sale and Servicing Agreement or (iii) the Depositor or the Originator breaches a representation or warranty contained in the Sale and Servicing Agreement. In addition, a Purchaser shall have the right to sell or finance the Note pursuant to a repurchase, financing or similar transaction without the consent of the Originator.

SECTION 12.05. Provision of Documents and Information. Each of the Issuer and the Depositor acknowledges and agrees that a Purchaser is permitted to provide to any subsequent Purchaser, permitted assignees and Participants, opinions, certificates, documents and other information relating to the Issuer, the Depositor and the Collateral delivered to such Purchaser pursuant to this Note Purchase Agreement provided that with respect to confidential information, such subsequent Purchaser, permitted assignees and Participants agree to be bound by Section 11.13 of the Sale and Servicing Agreement.

SECTION 12.06. GOVERNING LAW; JURISDICTION. THIS NOTE PURCHASE AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. EACH OF THE PARTIES TO THIS NOTE PURCHASE AGREEMENT HEREBY AGREES TO THE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND ANY APPELLATE COURT HAVING JURISDICTION TO REVIEW THE JUDGMENTS THEREOF. EACH OF THE PARTIES HEREBY WAIVES ANY OBJECTION BASED ON FORUM NON CONVENIENS AND ANY OBJECTION TO VENUE OF ANY ACTION INSTITUTED HEREUNDER IN ANY OF THE AFOREMENTIONED COURTS AND CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT.

SECTION 12.07. No Proceedings.

(a) Until the date that is one year and one day after the last day on which any amount is outstanding under this Note Purchase Agreement, the Depositor and each Purchaser hereby covenant and agree that they will not institute against the Issuer or the Depositor, or join in any institution against the Issuer or the Depositor of, any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings, or other proceedings under any United States federal or state bankruptcy or similar law.

(b) Each of the Originator, the Issuer, the Depositor, the Servicer, the Administrative Agent and each Purchaser hereby agrees that it shall not institute or join against, or knowingly or intentionally encourage or cooperate with any other Person in instituting against, any Conduit Purchaser any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding, or other proceeding under any federal or state bankruptcy or similar law, for one year and a day after the latest maturing commercial paper note, medium term note or other debt security issued by such Conduit Purchaser is paid.

(c) Notwithstanding anything in this Note Purchase Agreement to the contrary, no Conduit Purchaser shall have any obligation to pay any amount required to be paid by it hereunder in excess of any amount available to such Conduit Purchaser after paying or making provision for the payment of its rated indebtedness; and each of the other parties hereto agrees that it will not have a claim under Section 101(5) of the Bankruptcy code if and to the extent that any such payment obligation owed to it by such Conduit Purchaser exceeds the amount available to such Conduit Purchaser to pay such amount after paying or making provision for the payment of its notes.

SECTION 12.08. Execution in Counterparts. This Note Purchase Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.

SECTION 12.09. No Recourse - Purchasers and Depositor.

(a) The obligations of each Purchaser under this Note Purchase Agreement, or any other agreement, instrument, document or certificate executed and delivered by or issued by any Purchaser or any officer thereof are solely the partnership or corporate obligations of such Purchaser, as the case may be. No recourse shall be had for payment of any fee or other obligation or claim arising out of or relating to this Note Purchase Agreement or any other agreement, instrument, document or certificate executed and delivered or issued by any Purchaser or any officer thereof in connection therewith, against any stockholder, limited partner, employee, officer, director or incorporator of such Purchaser.

(b) The obligations of the Depositor under this Note Purchase Agreement, or any other agreement, instrument, document or certificate executed and delivered by or issued by the Depositor or any officer thereof are solely the limited liability company obligations of the Depositor. No recourse shall be had for payment of any fee or other obligation or claim arising out of or relating to this Note Purchase Agreement or any other agreement, instrument, document or certificate executed and delivered or issued by a Purchaser or any officer thereof in connection therewith, against any member, managing director, employee or officer of the Depositor.

(c) The obligations of the Deutsche Bank Conduit Purchaser under this Note Purchase Agreement, or any other agreement, instrument, document or certificate executed and delivered by or issued by the Deutsche Bank Conduit Purchaser or any officer thereof are solely the limited liability company obligations of the Deutsche Bank Conduit Purchaser. No recourse shall be had for payment of any fee or other obligation or claim arising out of or relating to this Note Purchase Agreement or any other agreement, instrument, document or certificate executed and delivered or issued by a Purchaser or any officer thereof in connection therewith, against any member, managing director, employee or officer of the Deutsche Bank Conduit Purchaser.

(d) Each Purchaser, by accepting the Notes, acknowledges that such Notes represent an obligation of the Issuer and do not represent an interest in or an obligation of the Originator, the Servicer, the Depositor, the Administrator, the Administrative Agent, the Owner Trustee, the Indenture Trustee or any Affiliate thereof and no recourse may be had against such parties or their assets, except as may be expressly set forth or contemplated in this Agreement, the Notes or the Basic Documents.

SECTION 12.10. Survival. All representations, warranties, covenants, guaranties and indemnifications contained in this Note Purchase Agreement and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the sale, transfer or repayment of the Notes.

SECTION 12.11. Tax Characterization. Each party to this Note Purchase Agreement (a) acknowledges and agrees that it is the intent of the parties to this Note Purchase Agreement that for all purposes, including federal, state and local income, single business and franchise tax purposes, the Notes will be treated as evidence of indebtedness secured by the Collateral and proceeds thereof and the trust created under the Indenture will not be characterized as an association (or publicly traded partnership) taxable as a corporation, (b) agrees to treat the Notes for federal, state and local income and franchise tax purposes as indebtedness and (c) agrees that the provisions of all Basic Documents shall be construed to further these intentions of the parties.

SECTION 12.12. Conflicts. Notwithstanding anything contained herein to the contrary, in the event of the conflict between the terms of the Sale and Servicing Agreement and this Note Purchase Agreement, the terms of this Note Purchase Agreement shall control.

SECTION 12.13. Limitation on Liability. It is expressly understood and agreed by the parties hereto that (a) this Note Purchase Agreement is executed and delivered by Wilmington Trust Company, not individually or personally, but solely as Owner Trustee of Hercules Funding Trust I, in the exercise of the powers and authority conferred and vested in it, (b) each of the representations, undertakings and agreements herein made on the part of the Issuer is made and intended not as personal representations, undertakings and agreements by Wilmington Trust Company but is made and intended for the purpose for binding only the Issuer, (c) nothing herein contained shall be construed as creating any liability on Wilmington Trust Company, individually or personally, to perform any covenant either expressed or implied contained herein, all such liability, if any, being expressly waived by the parties hereto and by any Person claiming by, through or under the parties hereto and (d) under no circumstances shall Wilmington Trust Company be personally liable for the payment of any indebtedness or expenses of the Issuer or be liable for the breach or failure of any obligation, representation, warranty or covenant made or undertaken by the Issuer under this Note Purchase Agreement or any other related documents.

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IN WITNESS WHEREOF, the parties have caused this Note Purchase Agreement to be executed by their respective officers hereunto duly authorized, as of the date first above written.

HERCULES FUNDING TRUST I,

By:	Wilmington Trust Company, not in its individual capacity but solely as Owner Trustee

By:	/s/ Jeanne M. Oller
Name: Jeanne M. Oller
Title: Senior Financial Services Officer

HERCULES FUNDING I LLC

By:	/s/ Scott Harvey
Name: Scott Harvey
Title: Chief Legal Officer

HERCULES TECHNOLOGY GROWTH CAPITAL, INC.

By:	/s/ David Lund
Name: David Lund
Title: Chief Financial Officer

CITIGROUP GLOBAL MARKETS REALTY CORP.

By:	/s/ Douglas Lipton
Name: Douglas Lipton
Title: Authorized Signer

Hercules Funding Trust I

Note Purchase Agreement

DEUTSCHE BANK AG, NEW YORK BRANCH

By:	/s/ Daniel Pietrzak
Name: Daniel Pietrzak
Title: Director

By:	/s/ Sergey Moiseyenko
Name: Sergey Moiseyenko
Title: Vice President

NANTUCKET FUNDING CORP., LLC

By:	/s/ Philip A. Martone
Name: Philip A. Martone
Title: Vice President

Hercules Funding Trust I

Note Purchase Agreement